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                                                                      EXHIBIT 5

United States Steel Corporation             ROBERT M. STANTON
Law Department                              Assistant General Counsel-
600 Grant Street                            Corporate & Assistant Secretary
Pittsburgh, PA  15219-2800
412 433 2877
Fax:  412 433 2811
email:  rmstanton@uss.com


                                    June 19, 2002


Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800

Ladies and Gentlemen:

I am Assistant General Counsel--Corporate and Assistant Secretary of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the registration statement on Form S-4 (hereinafter the "Registration Statement") for the proposed issuance of up to an aggregate of $535,000,000 principal amount of the Corporation's 10-3/4% Senior Notes due August 1, 2008 (the "Exchange Notes") to be issued in exchange for the Corporation's currently outstanding 10-3/4% Senior Notes due August 1, 2008 (the "Original Notes").

As Assistant General Counsel, I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the resolutions adopted by the Board of Directors of United States Steel LLC, predecessor by conversion to the Corporation, dated July 20, 2001; the resolutions adopted by the Special Committee appointed by the Board of Directors of United States Steel LLC dated July 20, 2002; the Registration Statement; the Indenture between the Corporation and Bank of New York, as trustee pursuant to which the Exchange Notes will be issued (the "Indenture"); and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

Based upon the foregoing, I am of the opinion that when the Exchange Notes have been duly authorized and are executed and authenticated in accordance with the terms of the Indenture and delivered to holders against receipt of like tenor of Original Notes, the Exchange Notes will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof except as enforcement of such obligations may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally; (b) general equitable principles concerning specific performance and other equitable remedies; and (c) general matters of public policy.
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Board of Directors
United States Steel Corporation
June 18, 2002
Page 2

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the Prospectus and Registration Statement.


                                    Very truly yours,

                                    /s/ Robert M. Stanton